Align Technology, Inc. 2560 Orchard Parkway San Jose, CA 95131
Tel: (408) 470-1000 Fax: (408) 470-1010
WWW.INVISALIGN.COM

Investor Relations Contact	Press Contact
Shirley Stacy	Shannon Mangum Henderson
Align Technology, Inc.	Ethos Communication, Inc.
(408) 470-1150	(678) 261-7803
sstacy@aligntech.com	align@ethoscommunication.com

ALIGN TECHNOLOGY HIRES DAVID L. WHITE AS CHIEF FINANCIAL OFFICER AND JOHN P. GRAHAM AS VICE PRESIDENT MARKETING AND CHIEF MARKETING OFFICER

SAN JOSE, Calif., July 18, 2013 -- Align Technology, Inc. (Nasdaq: ALGN) today announced the addition of two executives to its management team: David L. White joins the Company as chief financial officer effective immediately following the filing of Align's quarterly report on Form 10-Q for the third quarter ended June 30, 2013, which is expected to be on or about August 2, 2013. John P. Graham joins the Company as vice president marketing and chief marketing officer effective July 22, 2013. Both Mr. White and Mr. Graham will report directly to Thomas M. Prescott, Align Technology president and CEO.

"We are excited to have added two such talented and seasoned executives to our management team,” said Thomas M. Prescott, Align president and CEO. “David's extensive experience in innovative, technology-centric companies complements our business and will bring new insight to our global finance organization. John brings a tremendous amount of marketing strategy and management experience within the healthcare sector to Align. His insight into both consumer and professional audiences will greatly benefit Align as we work to elevate our marketing strategy to the next level on a global basis.”

Align Technology, Inc. 2560 Orchard Parkway San Jose, CA 95131
Tel: (408) 470-1000 Fax: (408) 470-1010
WWW.INVISALIGN.COM

Mr. White will oversee Align's global financial strategy and IT operations. Over his 30 year career, he has held CFO positions in multiple technology companies in Silicon Valley with revenues ranging from $600 million to $11 billion and employees of up to 50,000. Prior to joining Align, Mr. White was chief financial officer of Enecsys, Ltd., a privately-held supplier of solar micro inverters and monitoring systems. Prior to Enecsys, he was executive vice president and CFO at NVIDIA Corporation, a fabless semiconductor company known for its development of advanced graphics and high performance computing processors. Prior to NVIDIA, he was executive vice president of finance and CFO at SANMINA-SCI Corporation, which provides contract design, supply chain, and manufacturing services. He also served as CFO at Asyst Technologies Corporation, CEO at Candescent Technologies Corporation, and senior vice president of finance at Connor Peripherals. His cumulative experience in the technology sector gives him significant insight into information technology and related operations as well as global finance. Mr. White earned an MBA degree from the University of Washington and a Bachelor of Science degree in physics from Brigham Young University.

Mr. Graham will be responsible for Align's global marketing strategy and product management of the Invisalign business, and will lead the continued evolution of the iTero hardware/software scanning platform technology for restorative dentistry. He has more than 18 years of marketing experience within the healthcare sector. Prior to joining Align, Mr. Graham was vice president and chief marketing officer at GlaxoSmithKline Consumer Healthcare and responsible for all aspects of the consumer, professional, and shopper marketing activities of the US business for ten core brands across three broad categories. Prior to GlaxoSmithKline, he was with Johnson & Johnson for 15 years in multiple marketing leadership roles, including vice president, US marketing for Johnson & Johnson Vision Care where he led all consumer and professional marketing activities and research for this $900 million business. Mr. Graham earned an MBA from Cornell University and a Bachelor of Arts degree in economics from the University of California San Diego.

About Align Technology, Inc.
Align Technology designs, manufactures and markets Invisalign, a proprietary method for treating malocclusion, or the misalignment of teeth. Invisalign corrects malocclusion using a series of clear, nearly invisible, removable appliances that gently move teeth to a desired final position. Because it does not rely on the use of metal or ceramic brackets and wires, Invisalign significantly reduces the aesthetic and other limitations associated with braces. Invisalign is appropriate for treating adults and teens. Align Technology was founded in March 1997 and received FDA clearance to market Invisalign in 1998.The Invisalign product family includes Invisalign, Invisalign Teen, Invisalign Assist, Invisalign Express 10, Invisalign Express 5, Invisalign Lite, and Vivera Retainers. To learn more about Invisalign or to find an Invisalign trained doctor in your area, please visit www.invisalign.com.
Cadent Holdings, Inc. is a subsidiary of Align Technology and is a leading provider of 3D digital scanning solutions for orthodontics and dentistry. The Cadent family of products includes the iTero scanning systems, OrthoCAD iCast and OrthoCAD iRecord. For additional information, please visit www.cadentinc.com.